EXHIBIT 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

August 2, 2004

Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three and nine-month periods ended June 25, 2004 and June 27, 2003, as indicated in our report dated August 2, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 25, 2004, is incorporated by reference in Registration Statement Numbers 333-105336, 333-99481, 333-99353, 333-86164 and 333-77573 on Form S-8 and Post Effective
Amendment No. 1 to Registration Statement Number 333-88632 on Form S-3 to Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Omaha, Nebraska